Exhibit 99.1

FOR IMMEDIATE RELEASE:                    FOR MORE INFORMATION CONTACT:
August 29, 2003                           Media: Patricia Cameron 318.388.9674
                                          patricia.cameron@centurytel.com
                                          Investors: Tony Davis 318.388.9525
                                          tony.davis@centurytel.com

CenturyTel announces executive promotions

MONROE, La. ... CenturyTel, Inc. (NYSE Symbol: CTL) announced today that Harvey
Perry has been appointed vice chairman of the board and will retire as an officer of the company effective December 31, 2003. The company also appointed Stacey Goff as senior vice president, general counsel and secretary.

     "Harvey has made significant contributions to CenturyTel's success over the years," Glen F. Post, III, chairman and CEO, said. "We look forward to his continued service to the company for years to come."

     Perry joined CenturyTel in 1984 as general counsel and was elected to the board of directors in 1990. He currently serves as executive vice president and chief administrative officer, as well as serving on the board's executive committee.

     "Stacey has played a major role in CenturyTel's growth in recent years," Post said. "We welcome the outstanding abilities he brings to our executive team."

     Goff joined CenturyTel's legal department in 1998 and has held various positions including vice president and assistant general counsel. He has worked on a wide range of issues for the company, including the negotiation and closing of numerous acquisitions and dispositions the company has undertaken in the past several years.

     CenturyTel, Inc. provides communications services including local, long distance, Internet access and data services to more than 3 million customers in 22 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL, and is included in the S&P 500 Index. CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States. Visit CenturyTel at www.centurytel.com.